CENTRAL AND SOUTH WEST CORPORATION
                         CONSOLIDATED RETAINED EARNINGS
                              As of March 31, 1997
                                   (UNAUDITED)
                                   (millions)


Retained Earnings at Beginning of Year                       $1,963
    Net income for common stock
          CSW International Two, Inc.                            32
          CSW Vale L.L.C.                                         1
          Non-exempt entities                                    (4)
     Deduct:  Common stock dividends                            (92)
     Deduct:  Preferred stock and other adjustments              (4)
                                                         -----------
Retained Earnings at End of First Quarter                    $1,896
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